Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Selected Financial and Other Data,” “Senior Securities” and “Independent Registered Public Accounting Firm” and to the use of our report dated August 30, 2016, with respect to the consolidated financial statements of CM Finance Inc and subsidiaries and our report dated December 9, 2016, with respect to the senior securities table, which are included in this Post-Effective Amendment No. 4 to the Registration Statement (Form N-2 No. 333-201432) and related Prospectus of CM Finance Inc.

/s/ ERNST & YOUNG LLP

New York, NY

December 9, 2016